Exhibit 99.1

DATE:	April 28, 2008

CONTACT:	Alan W. Dakey
President & CEO
Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, PA 17061
(717) 692-2133

MID PENN BANCORP, INC. DECLARES QUARTERLY CASH DIVIDEND

AND REPORTS INCREASED FIRST QUARTER EARNINGS

(Millersburg, PA) – The Board of Directors of Mid Penn Bancorp, Inc. (AMEX – MBP), parent company of Mid Penn Bank, declared a quarterly cash dividend of 20 cents per share, payable Monday, May 26, 2008, to shareholders of record Wednesday, May 7, 2008.

Mid Penn Bancorp, Inc. also announced earnings for the first quarter of 2008 of $1,173,000 compared to $1,084,000 earned in the first quarter of 2007. Earnings per share were $.34 per share compared to $.31 per share for the first quarter of 2007, an increase of 9.7%. Higher earning asset levels during the first quarter of 2008 provided increased earnings during the quarter.

Total assets at the end of the first quarter of 2008 were approximately $536 million, versus $492 million the prior year, an increase of 8.9%. Total loans of $389 million increased by $34 million or 9.6% at March 31, 2008, compared to the prior year. Total deposits as of the same date were $406 million compared to $380 million the prior year, an increase of 6.8%.

Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services. Mid Penn Bank did not participate in offering any sub-prime mortgage lending.

Mid Penn Bancorp, through its subsidiary Mid Penn Bank, operates 15 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning Mid Penn Bancorp, Inc.